 Exhibit No. 3.1

(1)	Amendment of Section 3.02 – Number and Term of Directors. Section 3.02 was amended as follows:

Section 3.02 as previously stated:

3.02           Number and Term of Directors.  The number of Directors shall be set at ten (10), but the number of Directors may be increased or decreased (provided such decrease does not shorten the term of any incumbent Director) from time to time by amendment to these Bylaws, provided the number of Directors shall never be less than three (3).  The directors shall be classified with respect to the time for which they severally hold office into three (3) classes.  Such classes shall be as nearly equal in number as possible as determined by the Board of Directors.  One class shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 1995 (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), another class shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 1996 (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), and another class shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 1997 (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), with the members of each class to hold office until their successors are elected and qualified, until his or her death or retirement or until he or she shall resign or be removed in the manner provided in the Bylaws.  In any such event, such Director’s successor shall become a member of the same class of directors as his predecessor.  Any directorship created by reason of an increase in the number of directors in accordance with this Section 3.02 may be filled in accordance with the provisions of Section 3.05 of these Bylaws.

Section 3.02 as amended:

3.02           Number and Term of Directors.  The number of Directors shall be set at twelve (12), but the number of Directors may be increased or decreased (provided such decrease does not shorten the term of any incumbent Director) from time to time by amendment to these Bylaws, provided the number of Directors shall never be less than three (3).  The directors shall be classified with respect to the time for which they severally hold office into three (3) classes.  Such classes shall be as nearly equal in number as possible as determined by the Board of Directors.  One class shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 1995 (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), another class shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 1996 (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), and another class shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 1997 (and thereafter such class shall hold office for a three-year term expiring at the annual meeting of shareholders), with the members of each class to hold office until their successors are elected and qualified, until his or her death or retirement or until he or she shall resign or be removed in the manner provided in the Bylaws.  In any such event, such Director’s successor shall become a member of the same class of directors as his predecessor.  Any directorship created by reason of an increase in the number of directors in accordance with this Section 3.02 may be filled in accordance with the provisions of Section 3.05 of these Bylaws.